Exhibit 99.1


                                NORTH BAY BANCORP

                                  PRESS RELEASE

                                NORTH BAY BANCORP
                                  PRESS RELEASE
                                  May 20, 2002

North Bay Bancorp, Holding Company for The Vintage Bank and Solano Bank, announced a 40% increase in earnings for the first quarter of 2002 compared with the first quarter of 2001. The Company earned $777,897, or $.38 per share, for the three months ended March 31, 2002 compared with earnings of $554,042, or $.27 per share, for the first quarter of 2001. Total assets were $337,997,747 as of March 31, 2002, representing a 23% increase from a year earlier. Deposits increased 24% during the year, while loans outstanding increased 23%.

President and CEO Terry Robinson attributed the increase in profits to substantial asset growth during the past year and the progress of Solano Bank. "The Vintage Bank continues its excellent earnings trend while Solano Bank remains on track to reach profitable operations during the third quarter of this year," Robinson stated.

The Company opened two new offices during January of 2002, The Vintage Bank's St. Helena Office and Solano Bank's Vallejo Office. Robinson predicted that the Company would continue its sound growth throughout 2002, bolstered by the two new office openings. "Growth continues to be the key to improving our earnings performance. We have made advance investments in facilities, technology and human resources to ensure we are capable of managing the growth," Robinson stated.

Stock of North Bay Bancorp is quoted on the Over-The-Counter (OTC) Bulletin Board, Symbol NBAN.OB.

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This press  release  contains  forward-looking  statements  with  respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause
actual  results  to  differ   materially   from  those   contemplated   by  such
forward-looking  statements include, among others, the following  possibilities:
(1)  competitive   pressure  among  financial   services   companies   increases
significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.

Questions  regarding  this press release should be directed to Terry L. Robinson
(707) 259-2346.